Exhibit (3)(i)(H)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ROLLINS, INC.

ROLLINS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Rollins, Inc. (the “Corporation”).

SECOND: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted declaring the advisability of an amendment to the Corporation’s Certificate of Incorporation to increase the number of authorized shares of capital stock to eight hundred million five hundred thousand (800,500,000) shares (the “Amendment”) and directing that such Amendment be submitted to the stockholders of the Corporation, accompanied by the recommendation of the Board of Directors that it be approved.

THIRD: That thereafter, pursuant to the resolution of its Board of Directors, a regular meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FOURTH: The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by deleting the first paragraph of the existing Article Fourth in its entirety and substituting in lieu thereof a new first paragraph of Article Fourth which shall be and read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is eight hundred million five hundred thousand (800,500,000) shares, consisting of eight hundred million (800,000,000) shares of Common Stock, par value one dollar ($1.00) per share (the “Common Stock”), and five hundred thousand (500,000) shares of Preferred Stock, no par value per share (the” Preferred Stock”).”

FIFTH: The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed on the 27th day of April, 2021.

ROLLINS, INC.

By:

Name: Elizabeth B. Chandler
Title: Corporate Secretary